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Exhibit 99.1

RENO, Nev., (Sept. 7) Sierra Pacific Resources announced today its intention to sell its water business as part of its long-term strategy to focus on and develop its core electric and gas businesses in the western United States. Lehman Brothers, a leading investment bank, has been retained as financial advisors on this transaction.

Walter Higgins, Chairman, President and Chief Executive Officer of Sierra Pacific Resources said, "The dynamic nature of the utility industry offers Sierra Pacific Resources many new opportunities to concentrate on our core electric and gas businesses, as well as our rapidly growing telecommunications business."

Sierra Pacific's sale of its water business is one of a series of steps it has undertaken in pursuit of its goal to enhance its core businesses and develop a premier transmission and distribution utility in the western United States. The company recently completed a merger between Sierra Pacific Resources and Nevada Power Co. In addition, Sierra Pacific is in the process of divesting its generation assets and acquiring Portland General Electric.

Sierra Pacific Resources' water supply and distribution business serves approximately 71,000 customers in the Reno-Sparks metropolitan area of Nevada and has a book value of approximately $260 million. The number of retail customers served has increased by an average of 2.5% per year over the last five years. In addition, there has been significant growth in the company's wholesale water business.

Jeff Ceccarelli, President of Sierra Pacific Power Company, said: "Sierra Pacific will continue its commitment to support the quality of life in the communities in which it operates. We understand the unique role that water plays in the pursuit of that objective. As a result, we are determined to complete the sale of the water business in a manner that serves the public good, offers an outcome that is consistent with the long term needs and vision of the community, and provides a smooth and positive transition for customers and our employees."

Headquartered in Reno, Nev., Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Co., the electric utility for southern Nevada, and Sierra Pacific Power Co., the electric utility for most of northern Nevada and the Lake Tahoe area of California, and a natural gas and water distributor in the Reno-Sparks area. Other subsidiaries include the Tuscarora Gas Pipeline Co., which owns 50 percent interest in an interstate natural gas transmission partnership and Sierra Pacific Communications, a telecommunications company.